Exhibit 99.1

              ACCESS WORLDWIDE APPOINTS NEW CHIEF OPERATING OFFICER

    BOCA RATON, Fla., Sept. 8 /PRNewswire-FirstCall/ -- Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services company, today announced the appointment of Georges Andre to the position of Executive Vice President ("EVP") and Chief Operations Officer ("COO") of Access Worldwide, effective September 2, 2005.

    In the newly created position, Mr. Andre, a ten year veteran of Access Worldwide Communications, Inc. ("Access Worldwide"), will be responsible for providing leadership, strategic direction and oversight to Access Worldwide's communication centers. Mr. Andre's elevation to EVP and COO is a move to streamline the Company's best practices by maximizing utilization of our existing communications centers.

    Mr. Andre worked his way up the organization from Account Manager to President and CEO of the TelAc Teleservices group. In this capacity, Mr. Andre managed three of Access Worldwide's communication centers located in the U.S. and one in Manila, Philippines.

    Further management changes include Guy Amato's resignation from his position as President and CEO of Access Worldwide's TMS Professional Services group to pursue other professional opportunities.

    "Guy was a terrific member of the executive team during his tenure at Access and I wish him luck in his future pursuits. I have no doubt he will be successful wherever he may go," stated Shawkat Raslan, Chairman and CEO of Access Worldwide. Mr. Raslan went on to say, "We are very pleased and excited to have Georges serve the Company in his capacity as EVP & COO. He has demonstrated strong leadership and operational skills and is the ideal candidate to maximize the synergies of the Company's Pharmaceutical and Business Services divisions. I am confident Georges will successfully expand the Pharmaceutical programs to our other communication centers."

    Founded in 1983, Access Worldwide provides a variety of sales, marketing and medical education services. Among other things, Access Worldwide reaches physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Services include product stocking, medical education, database management, clinical trial recruitment and teleservices. For clients in the telecommunications, financial services, insurance and consumer products industries, Access Worldwide reaches the established mainstream and growing multicultural markets with multilingual teleservices. Access Worldwide is headquartered in Boca Raton, Florida and has approximately 800 employees in offices throughout the United States and Asia. More information is available at http://www.accessww.com.

    This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, market acceptance of products and technologies, competitive factors, Access Worldwide's ability to continue to secure sources of financing and other factors described in the Access Worldwide's filings with the Securities and Exchange Commission. Access Worldwide undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.